Exhibit 11

July 28, 2014

SunAmerica Income Funds

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311-4992

RE:	SunAmerica U. S. Government Securities Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to SunAmerica Income Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, SunAmerica U.S. Government Securities Fund (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about July 28, 2014 (the “Registration Statement”), with respect to the Acquiring Fund’s Class A, Class B and Class C shares of beneficial interest, $0.01 par value per share (the “Acquiring Fund Shares”) to be issued in exchange for the assets of SunAmerica GNMA Fund, also a series of the Trust (the “Target Fund”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) a copy of the Trust’s Declaration of Trust, dated April 24, 1986, as filed with the office of the Secretary of the Commonwealth of Massachusetts on April 24, 1986, and each amendment thereto on file with the office of the Secretary of the Commonwealth of Massachusetts (as so amended, the “Declaration”);

(c) a copy of Trust’s Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest executed by a majority of the Trustees as of July 17, 2014, as filed with the office of the Secretary of the Commonwealth of Massachusetts on July 24, 2014 (the “Designation”);

(d) a certificate of the Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designation, By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Trust’s Board of Trustees at a meeting held on June 4, 2014 and by unanimous written consent dated as of July 11, 2014 approving the Reorganization (the “Resolutions”);

SunAmerica Income Funds

July 28, 2014

(e) a printer’s proof of the Registration Statement received on July 24, 2014; and

(f) a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Fund and the Trust on behalf of the Target Fund in the form included as Appendix B to the combined Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We note that the resolutions of the Board of Trustees of the Trust adopted on June 4, 2014, as attached to the certificate referenced in subparagraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the resolutions will be finalized and incorporated into minutes of such meeting approved by the Trust’s Trustees, prior to the issuance of the Acquiring Fund Shares, in substantially the form attached to such certificate. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the number of Acquiring Fund Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization, and the consideration received for such Shares will not be less than the then current par value of such Shares; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) the Agreement and Plan will have been approved by the shareholders of the Target Fund in accordance with the Declaration and By-laws; (v) any other consents or approvals required for the Reorganization will have been received; (vi) the Declaration, Designation, Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; and (vii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

SunAmerica Income Funds

July 28, 2014

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Trust’s Declaration and the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP
BINGHAM McCUTCHEN LLP